Exhibit 10.2

EXCLUSIVE LICENSE AGREEMENT

WHEREAS: Amour Fiber Core Inc., hereinafter referred to as (“Company”), desires to enter a proprietary and patented process agreement wherein the Company will have the exclusive rights to the process; and

WHEREAS: Barbara E. Amour, Les Amour and Amour Family Trust, hereinafter referred to as (“Owners”), desires to enter into an agreement to grant the Company the exclusive licensing rights to the subject process.

NOW THEREFORE as the dates subscribed herein all parties agree:

1.	In consideration of the ownership interest in the Company, as demonstrated through the issuance of the shares of common stock in the Company, which have been received. The Owners hereby license to the Company the exclusive rights to utilize the proprietary process, trade secrets, and all utilization rights associated with the pending patents and all patents issued therefrom.

2.	Owners warrants to the Company that owners holds complete and clear title to the patent rights, has filed with the United States Patents office for a patent on the proprietary process, and has the rights, authority and legal capacity to enter into this agreement.

3.	The Owners will provide the company with a complete conforming copy of any and all patents & patent processes.

4.	The Company agrees to mark products manufactured under the patented process with the number of any and all patents or if pending with a patent pending notice where practical.

5.	This license is granted solely to Amour Fiber Core, Inc. and is not assignable without the written approval of the Owner which approval will not be unreasonably withheld. This license grants the right for the Company to sub-license the proprietary process subject to the Company assuring the sub-licensee agrees to protect the Owner’s patent and trade secrets.

6.

The Owners, agree that they will not transfer, sell, assign, or otherwise grant ownership to any individual or entity other than the Exclusive licensee with out prior written consent to the licensee. The licensee will be given the right of first refusal, in regard to any offer to sell or transfer ownership or rights of ownership of the patent rights, without giving the licensee 60 days from written notice to match any offer ‘in-kind’. The owners agree to transfer ownership of the license process and all patents and rights thereto on the 5th anniversary of the effective date of this agreement to the licensee.

7.	The Company agrees to pay the Amour Family Trust a royalty or License Fee of two and one-half (2.5%) percent of the gross proceeds received by the Company for receipt of fiberglass and the sale of fiberglass made into other products and two and one-half (2.5%) percent of the gross proceeds of all funds received from the sub-assignees who receive a right to this process for 5 years.

8.	The Company is hereby granted the right to grant sub-licenses to this license.

9.	The owners warrant that no other party has been granted a license right to the process or the patent.

10.	Both parties will monitor the marketplace for potential infringement, of the patent rights. Upon notice of a potential or actual infringement, the Company at its sole discretion shall have the right to pursue legal enforcement of the patent at Company expense. As long as the Company has the exclusive rights clause as part of the license, the Company shall have the sole power and authority to settle all infringement claims. If the exclusive right clause has been replaced with a non-exclusive rights clause the Owners shall have the sole power and authority to settle all infringement claims.

11.	Without cause or liability to Owner, should the Company fail to utilize the patented proprietary process in the production of commercial or retail products for a continuous period of 24 months, the Owner reserves the right, upon written notice, to terminate the Company’s exclusive rights clause, and replace it with a non-exclusive rights clause and terminate the right of the Company to issue sub-licenses to the patent and the proprietary process.

12.	Without cost or liability to Owner, should a sub-licensee of the Company fail to utilize the patented proprietary process in the production of commercial or retail products for a continuous period of 24 months, the Owner reserves the right, by written notice, to direct the Company to act to either terminate the sub-license’s license rights or to take action to insure the sub-licensee commences production. Upon failure of the Company to reasonably respond to direction by the Owner on the failure of the sub-licensee to utilize the proprietary process, the Owner reserves the right, upon written notice, to terminate the Company’s exclusive rights clause, and replace it with a non-exclusive rights clause.

13.	This agreement shall be deemed to be a representation and warranty by the Owner of the patents and incorporated herein by reference.

14.	Nothing in this agreement shall be deemed by a representation or warranty by Owner that utilization of the patented process will result in commercially viable products or that such products do not infringe upon any valid, unexplored patent of any country in the World, or any such patents that may be issued in the future.

15.	The Company agrees to indemnify and hold Owner harmless, as an Owner, against any losses, claims, demands, damages and expenses, including attorney’ fees, resulting from acts or omissions of the Company and its employees and agents arising out of the utilization of the patent process.

16.	This agreement shall remain in full force and effect for the full term of the Patents unless terminated under the terms of this agreement.

17.	The Owner reserves the rights to completely terminate this license should the Company cease to be an operating company or if the Company is found to be a participant in any criminal acts.

18.	Irrespective of the date of signing and the date of ratification of this agreement, the effective date of this agreement is October 1, 2001 and all rights commence as of October 1, 2001.

19.	As additional consideration for entering into this agreement, Owner agrees not to grant or issue any rights to the proprietary process nor the patent during the term of this license agreement and Owner agrees to honor and acknowledge the license rights held by the Company.

20.	The Company agrees to honor the ownership rights to the proprietary process and the patent application and patent ownership rights held by the Owner.

21.	The Owner and the Company will jointly cooperate in the fulfillment of the objectives and the terms of this agreement, including supporting the activities required to protect the rights to the proprietary process, the patent application and patent.

22.	The parties, including their affiliates, agents, and employees may use all business and technical information disclosed under this agreement in the development, manufacture, marketing or maintenance of the products or services, subject to only (a) an obligation during the term of this agreement to refrain from revealing to unauthorized parties any document or items marked “Confidential-Amour Fiber Core” and (b) the obligation to protect and defend trademarks, service marks, intellectual property and other rights, copyrights, trade secrets, patents and patent pending rights during the legal life of such rights.

23.	During the term of this agreement the Owner and the Company shall have the right to publicly disclose the existence of this agreement.

24.	Unless specifically stated herein neither party is the agent, employee or legal representative of the other party. All parties acknowledge Barbara Amour and Les Amour are employees of Amour Fiber Core, Inc., the licensee. All parties acknowledge that as to the negotiation and execution of this agreement Barbara Amour & Les Amour acted as the Owner and Kenneth McCleave acted on behalf of the Company, and that Barbara Amour, abstained from voting on this matter at the Board of Directors meeting which authorized and approved this agreement on behalf of the Company.

25.	Any notice, request, demand, or other communication required or permitted hereunder shall be deemed to be properly given when deposited in the U.S. Mail, certified, postage prepaid, addressed: to the current address, or to such other person or address as either party may from time to time furnish in writing to the other party. The warranties shall survive the expiration and termination of this agreement.

26.	This Agreement may be executed in several counterparts, and as executed shall constitute one Agreement binding upon all parties hereto, notwithstanding that all parties are not signatory to the original, or to the same counterpart.

27.	Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure the benefit of the parties signatory hereto, their personal representatives, heirs, successors and assigns.

28.	Signatories have read this agreement and warrant their respective authority to execute this agreement on behalf of the parties.

29.	In the event that any provision or condition of this Agreement shall be held void, invalid, inoperative or unenforceable, then the same shall not affect in any respect whatsoever, the validity of the remainder of this Agreement.

30.	If litigation be brought to enforce the terms of this Agreement by any party, hereto, the prevailing party to such litigation shall be entitled to recover from the other party reasonable attorney’s fees as well as the costs of suit incurred.

31.	When the context in which words are used in this Agreement indicate that such is the intent, words in the singular number shall include the plural and visa versa.

32.	It is the intention of all parties that the internal laws of the State of Florida, United States of America, govern the validity of this Agreement, the construction of it’s terms and the interpretation of the rights and duties of the parties.

33.	This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and there are no agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein.

34.	Notwithstanding the place where this Agreement will be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Florida, USA.

IN WITNESS THEREOF, the parties have executed this Agreement effective as of October 1, 2001

Amour Fiber Core, Inc.	Date: Sept. 18, 2001

/s/ Gerald Rau
Gerald Rau (Print Name)
Vice President

Amour Fiber Core Inc.

/s/ Barbara Amour	Date: Sept. 18, 2001
Barbara Amour, Individually

/s/ Barbara Amour	Date: Sept. 18, 2001

Amour Individually

/s/ Barbara Amour	/s/ Les Amour
Amour Family Trust	Les Amour, Trustee
By; Barbara Amour, Trustee

Owner of the Proprietary Process

And Associated Patents Applications and Patents

AGREEMENT

This Agreement dated 2 of December, 2006, is between Barbara J. Amour, Les Amour and Amour Family Trust and Amour Fiber Core, Inc.

Whereas,

Unforeseen circumstances, including a lawsuit filed against the parties relating to the disposal of hazardous waste, prevented Amour Fiber Core, Inc. from performing certain responsibilities under an Exclusive License Agreement dated September 18, 2001, Under this Agreement, Amour Fiber Core, Inc. had certain responsibilities including securing funding and building a facility and machinery to produce products made from recycled fiberglass under a patent owned by Barbara J. Amour, Les Amour and the Amour Family Trust.

This Agreement confirms the fact that the parties wish to continue under the Agreement dated September 18, 2001 and that that Agreement remains in full force. Amour Fiber Core, Inc. must produce products under the original Agreement by December 2. 2009.

Amour Fiber Core, Inc.

By:	/s/ Barbara J. Amour
Date:	12/2/2006

Barbara J. Amour (Individually)

/s/ Barbara J. Amour
Date:	12/2/2006

Les Amour (Individually)

/s/ Les Amour
Date:	12/2/2006

Amour Family Trust

Barbara J. Amour (Trustee)

/s/ Barbara J. Amour

Les Amour (Trustee)

/s/ Les Amour
Date:	12/2/2006